                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------

                                 AMENDMENT NO. 1
                                       TO
                                 SCHEDULE 13E-4

                          ISSUER TENDER OFFER STATEMENT
     (Pursuant to Section 13(e) (1) of the Securities Exchange Act of 1934)

                         EVERFLOW EASTERN PARTNERS, L.P.
                                (Name of Issuer)

                         EVERFLOW EASTERN PARTNERS, L.P.
                        (Name of Person Filing Statement)

                      UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                 Not Applicable
                      (CUSIP Number of Class of Securities)

                           Thomas L. Korner, President
                         Everflow Eastern Partners, L.P.
                              585 West Main Street
                              Canfield, Ohio 44406
                                  (330)533-2692
   (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Person Filing Statement)

                                    Copy to:

                            Michael D. Phillips, Esq.
                          Calfee, Halter & Griswold LLP
                         1400 McDonald Investment Center
                               800 Superior Avenue
                              Cleveland, Ohio 44114
                                  (216)622-8200

                                 April 30, 1999
     (Date Tender Offer First Published, Sent or Given to Security Holders)




                               Page 1 of 3 Pages
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The following item of the Company's Schedule 13E-4 filed with the Commission on
April 30, 1999 is hereby amended:

Item 9. Material to be Filed as Exhibits.

              (a)(1)   Form of Offer to Purchase, dated April 30, 1999
              (a)(2)   Form of Letter of Transmittal(4)
              (a)(3) Form of 1998 Annual Report Newsletter to Unitholders, dated April 30, 1999(4) (a)(4) Annual Financial Statements of the Company and Management's Discussion and Analysis of Financial Condition and Results of Operations(3)
              (a)(5)   Form of letter prepared by Wright & Company, Inc. (4)
              (b)(1) Loan Modification Agreement dated May 29, 1998 between Bank One, N.A., Bank One, Texas, N.A. and Everflow Eastern, Inc. and Everflow Eastern Partners, L.P. (2)
              (c)(1)   Amended and Restated Agreement of Limited Partnership of
                       the Company, dated as of February 15, 1991(1)
              (c)(2)   General Partnership Agreement of Everflow Management
                       Company(1)
              (c)(3) Close Corporation Agreement of Everflow Management Corporation(1)
              (d)      Not applicable.
              (e)      Not applicable.
              (f)      Not applicable.


------------------

(1) Incorporated herein by reference to the Company's Schedule 13E-4 filing dated April 30, 1992. Items not mailed to Unitholders.
(2) Incorporated herein by reference to the Company's Form 10-Q filing for the quarter ended June 30, 1998. Item not mailed to Unitholders.
(3) Incorporated herein by reference to the Company's Form 10-K filing for the year ended December 31, 1998. Items mailed to Unitholders.
(4) Incorporated herein by reference to the Company's original Schedule 13E-4 filing dated April 30, 1999. Items mailed to Unitholders.

                                    SIGNATURE

                  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    May 18, 1999                  EVERFLOW EASTERN PARTNERS, L.P.

                                       By:     EVERFLOW MANAGEMENT LIMITED, LLC
                                                 General Partner

                                       By:     EVERFLOW MANAGEMENT CORPORATION
                                                 Managing Member


                                       By:  /s/William A. Siskovic
                                            ------------------------------------
                                                William A. Siskovic
                                                Vice President and Treasurer

                                    EXHIBITS


Exhibit
Number                               Description

(a)(1)                Form of Offer to Purchase, dated April 30, 1999
(a)(2)                Form of Letter of Transmittal(4)
(a)(3) Form of 1998 Annual Report Newsletter to Unitholders, dated April 30, 1999(4)
(a)(4) Annual Financial Statements of the Company and Management's Discussion and Analysis of Financial Condition and Results of Operations(3)
(a)(5)                Form of letter prepared by Wright & Company, Inc. (4)
(b)(1) Loan Modification Agreement dated May 29, 1998 between Bank One, N.A., Bank One, Texas, N.A. and Everflow Eastern, Inc. and Everflow Eastern Partners, L.P. (2)
(c)(1) Amended and Restated Agreement of Limited Partnership of the Company, dated as of February 15, 1991(1)
(c)(2)                General Partnership Agreement of Everflow Management
                      Company(1)
(c)(3)                Close Corporation Agreement of Everflow Management
                      Corporation(1)
(d)                   Not applicable.
(e)                   Not applicable.
(f)                   Not applicable.


--------------------

(1) Incorporated herein by reference to the Company's Schedule 13E-4 filing dated April 30, 1992. Items not mailed to Unitholders.
(2) Incorporated herein by reference to the Company's Form 10-Q filing for the quarter ended June 30, 1998. Item not mailed to Unitholders.
(3) Incorporated herein by reference to the Company's Form 10-K filing for the year ended December 31, 1998. Items mailed to Unitholders.
(4) Incorporated herein by reference to the Company's original Schedule 13E-4 filing dated April 30, 1999. Items mailed to Unitholders.